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                                 FORM 3

         UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

         INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

 Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
   Section 17(a) of the Public Utility Holding Company Act of 1935 or
           Section 30(f) of the Investment Company Act of 1940


1.   Name and Address of Reporting Person:*

     Ellis                   Mark
     --------------------------------------------------------------------
     (Last)                  (First)                  (Middle)

     18200 Von Karman Avenue, 10th Floor
     --------------------------------------------------------------------
     (Street)

     Irvine                  California               92612
     --------------------------------------------------------------------
     (City)                  (State)                  (Zip)

2.   Date of Event Requiring Statement (Month/Day/Year): 11/01/01



3.   IRS Identification or Social Security Number of Reporting Person
     (Voluntary):



4.   Issuer Name and Ticker or Trading Symbol:

     Universal Broadband Communications, Inc.
     --------------------------------------------------------------------

5.   Relationship of Reporting Person to Issuer (Check all applicable):

          Director                      ( X )
          Officer (give title below)    ( X )
          10% Owner                     ( X )
          Other (specify below)         (   )

               President and Chief Executive Officer
               -------------------------------------

6.   If Amendment, Date of Original (Month/Day/Year):



7.   Individual or Joint/Group Filing (Check Applicable Line)

      Form filed by One Reporting Person              (X)
      Form filed by More than One Reporting Person    ( )

_____________________________________________________________________________________________________________
 TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
_____________________________________________________________________________________________________________
1.Title of Security             | 2.Amount of Securities      | 3.Ownership Form: | 4.Nature of Indirect
                                |   Beneficially Owned        |   Direct (D) or   |   Beneficial
                                |                             |   Indirect (I)    |   Ownership
_____________________________________________________________________________________________________________
Common Stock                       5,300,000                     D
-------------------------------------------------------------------------------------------------------------
Common Stock                          25,000                     I                 Community property interest
                                                                                   in shares owned by wife,
                                                                                   Gabrielle Ruelas
-------------------------------------------------------------------------------------------------------------

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).
                                                                                                       (Over)

_____________________________________________________________________________________________________________
 TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
 (e.g., puts, calls, warrants, options, convertible securities)
_____________________________________________________________________________________________________________
1.Title of Derivative   |2.Date Exer-     |3.Title and Amount of Securities |4.Conver- |5.Owner- |6.Nature of
  Security              | cisable and     | Underlying Derivative Security  | sion or  | ship    | Indirect
                        | Expiration      |                                 | Exercise | Form of | Beneficial
                        | Date (Month/    |                                 | Price of | Deriv-  | Ownership
                        | Day/Year)       |                                 | Deriv-   | ative   |
                        |                 |                                 | ative    |Security:|
                        |                 |                                 | Security |Direct(D)|
                        |_________________|_________________________________|          |   or    |
                        |Date   |Expira-  |                |Amount          |          |Indirect |
                        |Exer-  |tion     |                |or Number       |          | (I)     |
                        |cisa-  |Date     |     Title      |of Shares       |          |         |
                        |ble    |         |                |                |          |         |
_____________________________________________________________________________________________________________
Employee Stock Option
(Right to Buy)          (1)     11/01/04    Common Stock     334,000          $1.50      D
-------------------------------------------------------------------------------------------------------------
Employee Stock Option
(Right to Buy)          (2)     11/01/04    Common Stock     334,000          $2.00      D
-------------------------------------------------------------------------------------------------------------
Employee Stock Option
(Right to Buy)          (3)     11/01/04    Common Stock     332,000          $2.50      D
-------------------------------------------------------------------------------------------------------------
Employee Stock Option
(Right to Buy)          (4)     11/01/04    Common Stock       5,000          $0.50      I       Community
                                                                                                 property
                                                                                                 interest in
                                                                                                 shares owned
                                                                                                 by wife,
                                                                                                 Gabrielle Ruelas
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------

_____________________________________________________________________________________________________________
Explanation of Responses:

  (1) Vesting on December 1, 2002.
  (2) Vesting on December 1, 2003.
  (3) Vesting on December 1, 2004.
  (4) Stock options in favor of wife, Gabrielle Ruellas, vesting in 12 equal monthly installments beginning March 1, 2002.


/s/ Mark Ellis                                 September 12, 2002
----------------------------------            --------------------
**Signature of Reporting Person                      Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

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